UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported): September 7, 2016

COGENTIX MEDICAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-20970	13-3430173
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5420 Feltl Road Minnetonka, Minnesota	53343
(Address of Principal Executive Offices)	(Zip Code)

(952) 426-6140
Registrant's telephone number, including area code:

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement

On September 7, 2016, Cogentix Medical, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with Accelmed Growth Partners, L.P. (“Accelmed”).  Under the terms of the Purchase Agreement, Accelmed has agreed to purchase 16,129,033 shares of the Company’s common stock at $1.55 per share, for an aggregate purchase price of $25 million.  The sale of the Company’s shares of common stock pursuant to the Purchase Agreement is expected to close in the fourth quarter of 2016, subject to the approval of the Company’s stockholders in accordance with applicable NASDAQ requirements and the satisfaction of the other closing conditions.  The Company has agreed to use commercially reasonable efforts to seek the approval by its stockholders by November 18, 2016 of the Purchase Agreement and the Note Exchange Agreement (as defined below) at a meeting of the Company’s stockholders, subject to certain conditions.

The Purchase Agreement includes customary covenants, including a covenant requiring the Company not to solicit, or enter into discussions with third parties relating to, alternative business combination transactions during the period between the execution of the Purchase Agreement and the Closing (as defined in the Purchase Agreement), subject to fulfillment of certain fiduciary requirements of the Company’s Board of Directors (the “Board”).  The Purchase Agreement also contains certain termination rights. Upon termination of the Purchase Agreement by Accelmed upon specified conditions, a termination fee of up to $1.0 million (inclusive of any fees and expenses) may be payable by the Company to Accelmed.

As a condition to the closing of the Purchase Agreement, the Company will convert into shares of its common stock all of the outstanding principal amount and accrued interest on the Company’s promissory notes held by Lewis C. Pell, one of the Company’s Class I directors, pursuant to the terms of a note exchange agreement between the Company and Mr. Pell, dated as of September 7, 2016 (the “Note Exchange Agreement”).  Mr. Pell currently holds promissory notes with approximately $28.5 million of outstanding principal and $1.0 million of accrued interest, for a total of approximately $29.5 million.  Under the terms of the Note Exchange Agreement, the entire outstanding principal amount and all accrued interest on the notes held by Mr. Pell will be converted into shares of the Company’s common stock, at a price per share of $1.67.  Subject to the approval of the Note Exchange Agreement by the Company’s stockholders, the conversion will occur immediately prior to the closing of the Purchase Agreement.  The Note Exchange Agreement also provides that, simultaneously with the conversion of the notes and accrued interest held by Mr. Pell, all outstanding warrants to purchase the Company’s common stock held by Mr. Pell will be cancelled.

The Company has agreed to amend its bylaws within 10 business days of entering into the Purchase Agreement to reduce the required quorum for all stockholder meetings to one-third of all issued and outstanding shares of voting stock of the Company.  In connection with the Purchase Agreement, Accelmed and Mr. Pell have entered into a voting agreement (the “Voting Agreement”).  Pursuant to the terms of the Voting Agreement, each of Mr. Pell and Accelmed have agreed to vote their shares of the Company’s common stock for the other party’s nominees to the Board. Following the transactions contemplated by the Purchase Agreement, Mr. Pell and Accelmed will own or control a majority of the outstanding common stock of the Company. The Voting Agreement is intended, in part, to qualify the Company as a “Controlled Company” under Nasdaq Rule 5615(c)(2), and the parties to the Voting Agreement have agreed to take such further actions (consistent with the terms thereof and of the Purchase Agreement) as may be reasonably necessary to satisfy such qualification. Additionally, under the terms of the Purchase Agreement, the Company has agreed that one of the directors nominated to the Board by Accelmed shall serve as Chairman of the Board until Accelmed or its affiliates no longer own 50% of the shares purchased pursuant to the Purchase Agreement or unless otherwise agreed by Accelmed.

In connection with the Purchase Agreement, the Company has agreed to enter into a registration rights agreement (the “Registration Rights Agreement”) prior to Closing, pursuant to which the Company will agree to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the shares issued pursuant to the terms of the Purchase Agreement and the Note Exchange Agreement to Accelmed and Mr. Pell (together, and including any successors and assigns to the Registration Rights Agreement, the “Holders”), upon the written demand by Accelmed.  Pursuant to the terms of the Registration Rights Agreement, the Company would maintain the effectiveness of the registration statement until the earlier of (A) three years after the registration statement is declared effective by the SEC, (B) the date upon which the securities held by the Holders cease to be Registerable Securities (as that term is defined in the Registration Rights Agreement), or (C) the date upon which the Holders have completed the distribution described in the registration statement.

The Board established a Special Committee of the Board, comprised of Cheryl Pegus, James D’Orta and Kenneth Samet, each of whom is an independent director, to review these transactions and provide a recommendation to the full Board.  The Special Committee engaged Duff & Phelps, LLC to serve as its independent financial advisor.  The Special Committee recommended to the full Board that it approve these transactions, and the Board has unanimously approved the transactions.

The Purchase Agreement, the Note Exchange Agreement and the Voting Agreement (together, the “Agreements”) contain customary representations and warranties by the Company.  The foregoing description of the Agreements is a summary of the material terms of those Agreements, and is qualified in its entirety by the terms of the Agreements, which are filed herewith as Exhibit 10.1, Exhibit 10.2 and  Exhibit 99.2, respectively, each of which is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein to this Item 3.02.

The securities to be issued pursuant to the Purchase Agreement and the Note Exchange Agreement as described above have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder.  Each of Accelmed and Mr. Pell represented, pursuant to the terms of the Purchase Agreement and the Note Exchange Agreement, respectively, that such purchaser is an accredited investor, has been provided with such information about the Company as has been requested by the purchaser, and will acquire the securities of the Company without a view towards public sale or distribution, except pursuant to sales registered under, or exempted from, the registration requirements of the Securities Act.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities to be issued as a result of the proposed transactions.  The securities to be issued in connection with the proposed transactions have not been registered under the Securities Act or state securities laws, and may not be offered or sold absent registration with the SEC or an applicable exemption from such registration requirements.

Item 8.01	Other Events

On September 7, 2016, the Company issued a press release announcing the Purchase Agreement and the Note Exchange Agreement, a copy of which is attached hereto as Exhibit 99.1.

The proposed transactions will be submitted to the stockholders of the Company for their approval.  In connection with that approval, the Company will file with the SEC a proxy statement containing information about the proposed transactions.  Stockholders are urged to read the proxy statement when it becomes available because it will contain important information.  Stockholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the Company, without charge at the SEC’s website (www.sec.gov) or by calling 1-800-SEC-0330.  Copies of the proxy statement and other filings with the SEC can also be obtained, without charge, by directing a request to Brett Reynolds, Senior Vice President and Chief Financial Officer, Cogentix Medical, Inc., 5420 Feltl Road, Minnetonka, MN 55343, 952-426-6152.

The Company and some or all of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transactions.  Information regarding the directors and executive officers of the Company is contained in the proxy statement for the Company’s 2016 annual meeting of stockholders, which was filed with the SEC on April 25, 2016.  Additional information regarding the interests of such potential participants will also be included in the proxy statement when it becomes available.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit Number	Description

10.1	Securities Purchase Agreement, dated September 7, 2016, by and between Cogentix Medical, Inc. and Accelmed Growth Partners, L.P.

10.2	Note Exchange Agreement, dated September 7, 2016, by and between Cogentix Medical, Inc. and Lewis C. Pell

99.1	Press Release, dated September 7, 2016

99.2	Voting Agreement, dated September 7, 2016, by and between Accelmed Growth Partners, L.P. and Lewis C. Pell

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGENTIX MEDICAL, INC.

Date: September 7, 2016	By:	/s/ Brett Reynolds
	Name:	Brett Reynolds
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1	Securities Purchase Agreement, dated September 7, 2016, by and between Cogentix Medical, Inc. and Accelmed Growth Partners, L.P.

10.2	Note Exchange Agreement, dated September 7, 2016, by and between Cogentix Medical, Inc. and Lewis C. Pell

99.1	Press Release, dated September 7, 2016

99.2	Voting Agreement, dated September 7, 2016, by and between Accelmed Growth Partners, L.P. and Lewis C. Pell